[LARROWE & COMPANY, PLC LETTERHEAD]


August 20, 2003

AF Financial Group
21 East Ashe Street
West Jefferson, North Carolina 28694

Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for AF Financial Group, and on July 25, 2003, we reported on the consolidated financial statements of AF Financial Group and subsidiaries as of and for the years ended June 30, 2003 and 2002. On August 18, 2003, the Board of Directors of AF Financial Group declined to reappoint us as the independent accountants of AF Financial Group for the fiscal year ended June 30, 2004.

We have read AF Financial Group's statements included under Item 4 of its Form 8-K dated August 20, 2003, and we agree with such statements.



/s/ Larrowe & Company, PLC